Exhibit 99.1

Oxford Immunotec Reports Fourth Quarter and Full Year 2015 Financial Results

●	Fourth quarter revenue of $16.8 million increased 42% on a constant currency basis compared to prior year period
●	2015 revenue of $62.8 million increased 33% on a constant currency basis compared to prior year
●	T-SPOT®.PRT assay made available in the United States as laboratory developed test (LDT)
●	Gained CE Mark for the T-SPOT.PRT assay

OXFORD, United Kingdom and MARLBOROUGH, Mass., March 1, 2016 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq:OXFD), a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced fourth quarter and full year 2015 financial results.

"We are pleased with our fourth quarter financial and operating results as well as the significant progress we made during 2015," said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "Our sales performance, driven by accelerated growth in all geographies, exceeded expectations. We are also excited by the progress we made in our pipeline during the year and look forward to the many growth opportunities for our business in the future.”

By revenue type, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2015	2014	Percent Change	2015	2014	Percent Change

Product	$8.2	$6.2	31%	$30.2	$25.4	19%
Service	8.6	5.9	46%	32.6	24.1	35%
Total revenue	$16.8	$12.1	39%	$62.8	$49.5	27%

By geography, total revenues were, in millions:

	Three Months Ended December 31,				Full Year Ended December 31,
			Percent Change				Percent Change
	2015	2014	As Reported	Constant Currency (1)	2015	2014	As Reported	Constant Currency (1)

United States	$8.4	$5.6	51%	51%	$31.4	$22.5	39%	39%
Europe & ROW	1.8	1.8	-3%	5%	7.1	7.2	-2%	10%
Asia	6.6	4.7	40%	45%	24.3	19.8	23%	33%
Total revenue	$16.8	$12.1	39%	42%	$62.8	$49.5	27%	33%

(1) We evaluate our revenue on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates.

Fourth Quarter 2015 Financial Results

Revenue for the fourth quarter of 2015 was $16.8 million, representing 39% growth over the fourth quarter 2014 revenue of $12.1 million. On a constant currency basis, revenue growth was 42% versus the prior year period.

2015 fourth quarter product revenue was $8.2 million representing a 31% increase from product revenue of $6.2 million in the fourth quarter of 2014. The increase in product revenue was primarily attributable to volume growth in Asia. Service revenue for the fourth quarter of 2015 was $8.6 million, up 46% from the 2014 fourth quarter revenue of $5.9 million. The increase in service revenue was primarily driven by increased volume, specifically in the institutional and patient testing segments, in the United States.

United States revenue was $8.4 million in the fourth quarter of 2015 representing 51% growth over the same period's revenue of $5.6 million in the prior year. Growth was driven primarily by accelerated growth in the institutional segment and early contribution from the patient testing segment.

Europe & ROW revenue was $1.8 million in the fourth quarter of 2015 representing a 3% decrease compared to fourth quarter of 2014. On a constant currency basis, Europe & ROW grew 5% versus the fourth quarter of 2014. Asia revenue was $6.6 million in the fourth quarter of 2015 representing 40% growth over 2014 fourth quarter revenue of $4.7 million. On a constant currency basis, Asia grew 45% versus the fourth quarter of 2014. The increase was driven by continued growth in both China and Japan.

Gross profit for the fourth quarter of 2015 was $8.5 million, an increase of $1.9 million over gross profit of $6.6 million in the same period of 2014. Gross margin was 50.4%, a decrease of 4.3 percentage points from the gross margin of 54.7% in the fourth quarter of 2014. The decrease in gross margin was primarily due to an increased percentage of lower margin product sales volume in China and Japan, as well as the ongoing refinement of the full automation process in our Memphis laboratory.

Operating expenses were $14.7 million in the fourth quarter of 2015, an increase of $1.4 million compared to $13.3 million in the same period last year. The increase in operating expenses was primarily due to headcount increases related to both sales and marketing and general and administrative functions, as well as increased costs from clinical studies and legal fees during the quarter.

EBITDA for the fourth quarter was $(5.7) million compared to $(6.2) million in the fourth quarter of 2014. Adjusted EBITDA was $(4.7) million for the fourth quarter compared to $(5.4) million in the same period in 2014. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the fourth quarter of 2015 was $6.4 million, or $0.29 per share, compared to $6.7 million, or $0.39 per share, in the fourth quarter of 2014. Net loss per share was based on 22,264,307 and 17,337,646 weighted average ordinary shares outstanding for the fourth quarters of 2015 and 2014, respectively.

Cash and cash equivalents were $83.7 million as of December 31, 2015 compared to $88.5 million as of September 30, 2015.

Full Year 2015 Financial Results

Revenue for the full year 2015 was $62.8 million, representing 27% growth over the full year 2014 revenue of $49.5 million. On a constant currency basis, revenue growth was 33% versus the prior year.

2015 full year product revenue was $30.2 million representing a 19% increase from product revenue of $25.4 million in the full year 2014. The increase in product revenue was primarily attributable to volume growth in Asia. Service revenue for the full year 2015 was $32.6 million, up 35% from $24.1 million in the full year 2014. The increase in service revenue was primarily driven by increased volume, specifically in the institutional and patient testing segments, in the United States.

United States revenue was $31.4 million in the full year 2015 representing 39% growth compared to full year 2014 revenue of $22.5 million. Growth was driven primarily by accelerated growth in the institutional segment and early contribution from the patient testing segment.

Europe & ROW revenue was $7.1 million in the full year 2015 representing a 2% decrease compared to full year 2014 revenue of $7.2 million. On a constant currency basis, Europe & ROW grew 10% versus the full year 2014. Asia revenue was $24.3 million in the full year 2015 representing 23% growth over full year 2014 revenue of $19.8 million. On a constant currency basis, Asia grew 33% versus the full year 2014. The increase was driven by continued growth in both China and Japan.

Gross profit for the full year 2015 was $33.2 million, an increase of $7.7 million over gross profit of $25.5 million in the full year 2014. Gross margin was 52.9%, an increase of 1.4 percentage points from a gross margin of 51.5% in the full year 2014. The increase in gross margin was a consequence of driving operational efficiencies.

Operating expenses were $57.4 million in the full year 2015, an increase of $10.0 million compared to $47.4 million in the full year 2014. Operating expenses increased at a slower rate than revenue during the year. The increase was primarily due to company-wide headcount increases to support the Company’s growth, in particular, the expansion of our sales forces in the U.S. and Japan. In addition legal fees and costs from clinical studies increased during the year.

EBITDA for the full year 2015 was $(22.1) million compared to $(20.2) million for the full year 2014. Adjusted EBITDA was $(18.2) million for the full year 2015 compared to $(17.7) million for the full year 2014. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the full year 2015 was $24.5 million, or $1.12 per share, compared to $22.2 million, or $1.28 per share, for the full year 2014. Net loss per share was based on 21,781,933 and 17,310,148 weighted average ordinary shares outstanding for the full years 2015 and 2014, respectively.

Business Outlook

We expect to report revenue of between $16.6 and $17.3 million for the first quarter of 2016.

We expect to report full year 2016 revenue of between $74 and $77 million, representing 18-23%
year-over-year growth on both a reported and constant currency basis.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, March 1, 2016 at 8:00 a.m. Eastern Time to discuss its fourth quarter and full year 2015 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 55316515 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The T-SPOT.CMV test and the T-SPOT.PRT test are the Company's second and third products and part of a series of products intended for the transplantation market. In addition to these three products, the Company has an additional six active development programs, each of which leverages our T cell, B cell and innate immune measuring technology. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding future revenues, expenses and the prospects for sales of our products. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers, as well as our ability to expeditiously and successfully expand our sales and distribution networks and the other factors described under the "Risk Factors" section in our filings with the Securities and Exchange Commission. When evaluating Oxford Immunotec's business and securities, investors should give careful consideration to these risks and uncertainties.

Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date of this presentation. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:

Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0500
oxfordimmunotec@westwicke.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended December31,		Year ended December 31,
(in thousands, except share and per share data)	2015	2014	2015	2014
Revenue
Product	$8,162	$6,215	$30,207	$25,407
Service	8,623	5,903	32,575	24,098
Total revenue	16,785	12,118	62,782	49,505
Cost of revenue
Product	3,585	2,418	13,297	11,225
Service	4,733	3,074	16,247	12,784
Total cost of revenue	8,318	5,492	29,544	24,009
Gross profit	8,467	6,626	33,238	25,496
Operating expenses:
Research and development	2,610	2,848	11,002	7,033
Sales and marketing	7,853	7,111	30,402	25,487
General and administrative	4,222	3,390	16,010	14,837
Total operating expenses	14,685	13,349	57,414	47,357
Loss from operations	(6,218)	(6,723)	(24,176)	(21,861)
Other (expense) income:
Interest (expense) income, net	(14)	52	(67)	(52)
Foreign exchange losses	(110)	(21)	(143)	(352)
Other income	4	75	54	245
Loss before income taxes	(6,338)	(6,617)	(24,332)	(22,020)
Income tax expense	52	75	146	154
Net loss	$(6,390)	$(6,692)	$(24,478)	$(22,174)
Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.29)	$(0.39)	$(1.12)	$(1.28)
Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,264,307	17,337,646	21,781,933	17,310,148

Reconciliation of net loss to Adjusted EBITDA

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2015	2014	2015	2014
Net loss	$(6,390)	$(6,692)	$(24,478)	$(22,174)
Income tax expense	52	75	146	154
Interest expense, net	14	(52)	67	52
Depreciation and amortization	609	503	2,142	1,742
EBITDA	(5,715)	(6,166)	(22,123)	(20,226)

Reconciling items:
Share-based compensation expense	903	762	3,485	2,521
Unrealized exchange losses (gains)	43	(56)	(150)	(53)
Loss on change in fair value of warrants	—	—	—	22
Change in fair value of contingent purchase price consideration	54	34	202	72
Intangible assets impairment charge	34	—	419	—
Adjusted EBITDA	$(4,681)	$(5,426)	$(18,167)	$(17,664)

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	December 31,
(in thousands, except share and per share data)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$83,715	$50,165
Restricted cash	—	200
Accounts receivable, net	7,058	6,823
Inventory	7,099	6,425
Prepaid expenses and other	3,592	2,755
Total current assets	101,464	66,368
Restricted cash, non-current	80	192
Property and equipment, net	6,284	4,537
In-process research and development	1,782	2,399
Goodwill	45	50
Other intangible assets, net	179	273
Other assets	18	30
Total assets	$109,852	$73,849

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,799	$2,368
Accrued liabilities	9,949	7,070
Deferred income	1,654	1,993
Current portion of loans payable	79	137
Total current liabilities	15,481	11,568
Long-term portion of loans payable	386	454
Contingent purchase price consideration	1,293	1,218
Total liabilities	17,160	13,240

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 and 40,103,528 shares authorized at December 31, 2015 and 2014, respectively, 22,549,488 and 17,614,650 shares issued and outstanding at December 31, 2015 and 2014, respectively	243	192
Additional paid-in capital	244,033	186,816
Accumulated deficit	(146,307)	(121,829)
Accumulated other comprehensive loss	(5,277)	(4,570)
Total shareholders’ equity	92,692	60,609
Total liabilities and shareholders’ equity	$109,852	$73,849